Exhibit 1

Stock Symbols:	AEM (NYSE and TSX)	For further information:
Investor Relations - (416) 947-1212

AGNICO-EAGLE INCREASES CREDIT LINES TO OVER US$900 MILLION

Toronto (June 15, 2009) - Agnico-Eagle Mines Limited (“Agnico-Eagle” or the “Company”) announced today that it has executed a new non-amortizing US$600 million revolving credit facility, maturing June 2012.  The new facility replaces a pre-existing US$300 million tranche of the Company’s credit lines that would have matured September 2010. Including its remaining tranche of the pre-existing credit facilities (non-amortizing US$300 million revolving credit line, maturing January 2013), the Company now has US$900 million of credit lines.  Both credit facilities are unsecured.  The new facility is being provided by a syndicate of international banks led by Scotia Capital ( Joint Lead Arranger and Administrative Agent) and TD Securities (Joint Lead Arranger and Syndication Agent), Bank of Montreal (Co-Documentation Agent), CIBC World Markets (Co-Documentation Agent), Export Development Canada (Co-Documentation Agent), Royal Bank of Canada, Commonwealth Bank of Australia, Macquarie Bank Limited, National Bank of Canada, Barclays Bank Plc, Bank of America Merrill Lynch, Credit Suisse and Societe Generale (Canada Branch).

“The new facility provides Agnico-Eagle with additional liquidity for internal expansion opportunities, as well as financial flexibility to deal with potential investment opportunities and other corporate priorities” said Sean Boyd, Vice Chairman and Chief Executive Officer.

The Company is also pleased to announce the signing of an unsecured C$95 million bonding facility with Export Development Canada. This facility matures June 2014 and will be used to provide letters of credit for environmental obligations or in relation to license or permit bonds relating to the Meadowbank project.

About Agnico-Eagle

Agnico-Eagle is a long established Canadian gold producer with operations located in Quebec and Finland and exploration and development activities in Canada, Finland, Mexico and the United States.  Agnico-Eagle’s LaRonde Mine is Canada’s largest operating gold mine in terms of reserves.  The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales.  It has paid a cash dividend for 27 consecutive years.

Forward-Looking Statements

The information in this press release has been prepared as at June 16, 2009. Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward looking information under the provisions of Canadian provincial securities laws. When used in this document, words such as “anticipate”, “expect”, “estimate,” “forecast,” “planned”, “will”, “likely” and similar expressions are intended to identify forward-looking statements or information.

Such statements include, without limitation: the Company’s forward looking expectations regarding the growth of the Company’s gold production and its requirements for capital.  Such statements reflect the Company’s views as at the date of this press release and are subject to certain risks, uncertainties and assumptions, and undue reliance should not be placed on such statements. Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward looking statements. Such risks include, but are not limited to: the volatility of prices of gold and other metals; uncertainty of mineral reserves, mineral resources, mineral grades and mineral recovery estimates; uncertainty of future production, capital expenditures, and other costs; currency fluctuations; financing of additional capital requirements; cost of exploration and development programs; mining risks; risks associated with foreign operations; governmental and environmental regulation;  and the volatility of the Company’s stock price. For a more detailed discussion of such risks and other factors, see the Company’s Annual Information Form and Annual Report on Form 20-F for the year ended December 31, 2008, as well as the Company’s other filings with the Canadian Securities Administrators and the U.S. Securities and Exchange Commission. The Company does not intend, and does not assume any obligation, to update these forward-looking statements and information, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements. Certain of the foregoing statements are based on preliminary views of the Company with respect to, among other things, gold production objectives and capital requirements and actual results and final decisions may be materially different from those currently anticipated.